CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 to 10k SmartTrust's Registration Statement on Form N-1A (file No. 333-82297), including the reference to our firm under the heading "ACCOUNTANTS" in the Statement of Additional Information.

_/ s /___________________________
McCurdy & Associates CPA's, Inc.
Westlake, Ohio

November 10, 1999